Zalicus and Hydra Collaborate to Advance Novel Ion Channel Product Candidates

for the Treatment of Pain

CAMBRIDGE, Mass. – February 9, 2012 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases and Hydra Biosciences, Inc., a leader in the discovery and development of novel ion channels, today announced that they have entered into a collaboration to advance development of Zalicus’ preclinical ion channel modulator product candidates for the treatment of pain.

This collaboration brings together the Zalicus portfolio of novel, preclinical ion channel product candidates, representing multiple calcium and sodium channel modulators, with Hydra’s expertise in ion channel discovery and preclinical drug development. The goal of the collaboration is to advance ion channel drug candidates into clinical development for the treatment of pain.

Under the terms of the agreement, Zalicus will pay Hydra an upfront payment and fund research and development activities at Hydra for a two-year period. During this time, Hydra will perform the preclinical development activities necessary to advance Zalicus’ preclinical ion channel product candidates toward clinical development. Zalicus’ clinical-stage novel ion channel modulators currently in Phase 1 clinical development for pain, including Z-160, an N-type calcium channel blocker and Z944, a novel T-type calcium channel blocker, are not included in this collaboration. In addition, Zalicus will retain all intellectual property and commercial rights to its product candidates.

"We are excited to collaborate with Hydra, a recognized leader in ion channel research and development,” said Mark H.N. Corrigan, MD, CEO of Zalicus. “Our ion channel discovery research team has been extremely productive in generating a number of ion channel modulators and the time is right to advance those programs into preclinical development with the goal of selecting the best candidates to move into clinical development. Our two clinical-stage ion channel product candidates, Z160 and Z944, originated from our previous discovery efforts and are currently progressing through Phase 1 clinical testing."

“Coming so quickly after our January announcement of Hydra’s and Cubist Pharmaceuticals’ progression in the clinic with our novel TRPA1 modulator for acute pain, the collaboration with Zalicus solidifies our strong position in this area and provides non-dilutive capital to help fund internal activities” said Russell Herndon, Chief Executive Officer of Hydra Biosciences. “The Hydra team looks forward to collaborating with Zalicus to advance their sodium and calcium channel candidates toward clinical development in the next two years.”

In connection with the collaboration agreement, Zalicus also announced it will discontinue its Vancouver, British Columbia-based ion channel discovery research operations, resulting in a workforce reduction of 16 employees, or approximately 28% of the Company’s workforce.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective ion-channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

About Hydra Biosciences

Hydra Biosciences is a privately-held biopharmaceutical that develops drugs to treat pain, inflammation, anxiety and other diseases using its expertise in novel ion channels. Hydra Biosciences’ proprietary platforms enable the company to identify and develop drug candidates that address significant unmet medical needs. In addition to its collaboration with Zalicus, Inc., the company has a research collaboration and license agreement with Cubist Pharmaceuticals. Hydra received $10M in upfront and regulatory milestone payments and is eligible for potential development milestones and royalties on products produced from the joint program. Hydra has over 75 filed patents covering the use of TRP modulators and has raised significant equity capital from blue chip venture investors.

Zalicus Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates Z160 and Z944 and their potential, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, the Zalicus collaboration with Hydra, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Zalicus Contacts		Hydra Contacts
Corporate:		Corporate:
Justin Renz, SVP and CFO		Russell Herndon, President and CEO
617-301-7575		617-494-5230 x3352
JRenz@zalicus.com

Media/Investors:		Media:
Gina Nugent		Leah Monteiro, LaVoie Group
617-460-3579		(978) 745-4200 x111
gnugent@zalicus.com		lmonteiro@lavoiegroup.com

(c) 2012 Zalicus Inc. All rights reserved.	-End-